Other information
Unaudited
Change in Independent Registered Public Accountant

On December 22, 2008, the John Hancock Disciplined Value Fund (the Fund) acquired substantially all the assets and liabilities of the Robeco Boston Partners Large Cap Value Fund (the Predecessor Fund) in exchange for Class A and I shares of the Fund. The reorganization was accounted for as a tax-free exchange and, accordingly, the basis of the assets of the Fund reflected the historical basis of the assets of the Predecessor Fund as of the date of the reorganization. For financial reporting purposes, the accounting and performance history of the Predecessor Fund, including the Investor and Institutional shares of the Predecessor Fund that were redesignated as Class A and I of the Fund, respectively, are reflected in the Fund’s financial statements and financial highlights. PricewaterhouseCoopers LLP serves as the Fund’s independent registered public accounting firm. Ernst & Young LLP (E&Y) served as the Predecessor Fund’s independent registered public accounting firm. E&Y’s reports on the Predecessor Fund’s financial statements for the fiscal years ended August 31, 2008 and 2007, contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended August 31, 2008 and 2007, there were (i) no disagreements between the Predecessor Fund and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreements in its report on the financial statements for such years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.